Exhibit 4.3

GLOBAL NOTE

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Québec or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Note No. [    ]

CUSIP [    ]

QUÉBEC

[    ]% Global Notes Series [    ] due [    ]

This global note, registered in the name of Cede & Co., as nominee of DTC (the “Global Note”), is a permanent global note in respect of the duly authorized issue of securities referred to above (the “Notes”) of Québec, and which is issued pursuant to a Fiscal Agency Agreement, dated as of [    ], among Québec, [    ], as registrar, fiscal agent, transfer agent and principal paying agent (the “Registrar” which term includes any successor registrar, fiscal agent, transfer agent and principal paying agent under the Fiscal Agency Agreement) and [    ], as London Paying Agent and London Transfer Agent, as such agreement may be supplemented or amended, as the case may be (the “Fiscal Agency Agreement”). This Global Note also represents any further notes which Québec may issue, from time to time, pursuant to Section 19 of the Fiscal Agency Agreement. In the event such further notes are issued, the word “Note” as defined above shall be deemed to also refer to such further notes.

This Global Note and all the rights of the holder hereof are expressly subject to the Fiscal Agency Agreement, and this Global Note and the Fiscal Agency Agreement constitute a contract to all of the terms and conditions of which the holder by acceptance hereof assents, is bound by and is deemed to have notice. All defined terms unless defined herein have the meanings ascribed to them in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection and may be obtained free of charge at the principal office of the Registrar and the London Paying Agent and London Transfer Agent.

This is a fully registered Global Note without coupons attached. In certain limited circumstances, as described in Section 5 of the Fiscal Agency Agreement, it is exchangeable in whole or in part, at the office of the Registrar, for Certificated Notes.

FOR VALUE RECEIVED, Québec hereby promises to pay to Cede & Co. or its registered assigns in the manner hereinafter mentioned on [    ] (or on such earlier date as the Principal Amount (as hereinafter defined) may become payable in accordance with the terms hereof) the principal sum set forth in Schedule I hereto from time to time (the “Principal Amount”) in lawful money of the United States of America, on presentation and surrender of this Global Note, and to pay interest in arrears on the said Principal Amount at the rate of [    ]% per annum, from [    ], or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in two equal semi-annual installments on [    ] and [    ] in each year (each an “Interest Payment Date”), commencing on [    ], until the Principal Amount is paid in full or duly made available for payment, in each case together with such further sum, if any, as may be payable by way of Additional Amounts in accordance with the provisions set forth herein, and should Québec at any time default in the payment of any of the Principal Amount or interest on this Global Note or any Additional Amounts, to pay interest on the amount in default (before as well as after judgment) at the same rate, in like money, on the same dates. References herein to principal and interest in respect of this Global Note or the Notes shall be deemed also to refer to any Additional Amounts which may be payable concurrently therewith, unless the context otherwise requires. Interest will cease to accrue on this Global Note on [    ] (or on such earlier date as the Principal Amount may become payable in accordance with the terms hereof) unless, upon due presentation of this Global Note, payment of the Principal Amount or Additional Amounts, if any, is improperly withheld or refused.

This Global Note shall not become valid and obligatory for any purpose unless and until this Global Note has been authenticated by the Registrar or its authorized representative.

SUMMARY OF TERMS AND CONDITIONS

The following constitutes a summary of the terms and conditions of this Global Note and the Notes and is qualified in its entirety by the more detailed terms and conditions contained in Schedule B to the Fiscal Agency Agreement

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes and all Notes will be recorded in a register held by a Registrar all as more fully set forth in the Fiscal Agency Agreement which also contains detailed provisions concerning transfers of Notes.

This Global Note is registered in the name of a nominee of DTC. This Global Note is exchangeable for Notes registered in the name of a person other than DTC or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for Certificated Notes, this Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Québec will issue or cause to be issued Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if DTC notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Registrar, acting on direct or indirect instructions of any owner of a beneficial interest in a Global Note, after an event of default entitling the holder to accelerate the stated maturity of the Global Note has occurred and is continuing, or, if DTC does not promptly make that request, then any owner of a beneficial interest in such Global Note shall be entitled to make such request with respect to such interest.

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

Interest

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest payable on any basis other than a full calendar year may be determined by multiplying the applicable annual interest rate by a fraction the numerator of which is the actual number of days in the period for which interest is payable and the denominator of which is 365 days or 366 days, as the case may be.

Payments

Principal of, and interest on the Notes and Additional Amounts, if any, are payable by Québec in lawful money of the United States of America (“US dollars”) to the person registered at the close of business on the relevant record date in the register held by the Registrar. With respect to Notes held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners of the Notes in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg.

If any date for payment to the registered holder hereof is not a Business Day in the applicable place of payment, such registered holder shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Payment of Additional Amounts

The principal of and interest on the Notes will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature, imposed or levied by or within Canada, or any province, territory, political subdivision or taxing authority therein or thereof or any authority or agency therein or thereof having power to tax. If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, Québec shall be required to withhold any taxes or duties from any payments due under the Notes, Québec will, subject to its redemption rights, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction. Québec shall not, however, be obliged to pay such Additional Amount (i) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than thirty days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day; or (iii) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive; or (iv) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union. “Relevant Date” means (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Registrar on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Redemption and Purchases

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after [    ], it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as hereinabove described, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with the provisions set forth below under “Notices”, at the Principal Amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time in any manner and at any price. If purchases are made by tender, tenders must be available to all Noteholders alike.

Status of the Notes

The Notes will be direct, unsecured and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by Québec and outstanding at the date of the issue of the Notes or issued in the future.

Events of Default

In the event that (a) Québec shall default in the payment of the principal of, interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, interest or additional amounts, if any, on any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Prescription

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Modification

The Fiscal Agency Agreement contains provisions with respect to modifying or amending said Agreement and the Notes either without notice to or the consent of the holder of any Note or by Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the holders of Notes and with respect to convening meetings of registered holders of Notes for such purposes.

Governing Law

The Fiscal Agency Agreement and the Notes shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable therein.

Québec irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement and the Notes.

Executed in New York on behalf of Québec as of [    ].

Authenticated by:	QUÉBEC

[ ]
(as Registrar)	By:
Authorized Representative

Authentication Date: [ ]

By:
Authorized Officer

SCHEDULE TO THE GLOBAL NOTE

NO. [    ]

QUÉBEC

[    ]% GLOBAL NOTES SERIES [    ] DUE [    ]

Initial Principal Amount	Additional Principal Amount	Aggregate Principal Amount	Authorization

US$	US$	US$

	US$	US$

	US$	US$

SCHEDULE B

TERMS AND CONDITIONS OF THE NOTES

Status of the Notes

The Notes will be direct and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Notes will rank equally among themselves and with all notes, debentures or other similar securities issued by Québec and outstanding at the date hereof or in the future.

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and held by [    ], as custodian for DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC, the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and, collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. Beneficial owners of Notes will not, except in limited circumstances described herein, be entitled to receive Notes represented by physical certificates or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement. See “Certificated Notes”. Subject to applicable law and the terms of the Fiscal Agency Agreement, Québec and the Registrar shall deem and treat registered holders of the Notes as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and shall discharge the liability of Québec and the Registrar on the Notes to the extent of the sum or sums so paid.

The Notes will only be sold in denominations of U.S.$1,000 or any integral multiple thereof.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of Notes, (ii) ensuring that payments of principal and interest in respect of the Notes received by the Registrar from Québec are duly credited to DTC; and (iii) transmitting to Québec any notices from beneficial owners of Notes. The Registrar will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, beneficial owners of Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the Clearing Systems.

Interest

The Notes will bear interest from [    ] at a rate of [    ]% per annum, payable in two equal semi-annual installments, in arrears on [    ] and [    ], commencing on [    ]. Interest on the Notes will cease to accrue on the maturity date (or the date fixed for redemption or repayment) unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

Payments

Principal of, and interest and Additional Amounts (as defined below under “Payment of Additional Amounts”), if any, on, the Notes are payable by Québec in U.S. dollars to the person registered at the close of business on the relevant record date in the register held by the Registrar. With respect to Notes held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg. The Registrar will act as Québec’s principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Note is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Record Date

The record date for purposes of payments of principal and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., New York City time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each Clearing System will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

The principal of and interest on the Notes will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature, imposed or levied by or within Canada, or any province, territory, political subdivision or taxing authority therein or thereof or any authority or agency therein or thereof having power to tax. If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, Québec shall be required to withhold any taxes or duties from any payments due under the Notes, Québec will, subject to its redemption rights, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction. Québec shall not, however, be obliged to pay such Additional Amount (i) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than thirty days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day; or (iii) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive; or (iv) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union. “Relevant Date” means (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Registrar on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the principal amount of the Notes shall be due and payable on [    ].

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after [    ], it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described under “Payment of Additional Amounts”, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with “Notices” below, at the principal amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Transfers

Transfers between participants within Euroclear and Clearstream, Luxembourg, and between Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by Euroclear and Clearstream, Luxembourg. Notes may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Certificated Notes

Québec will issue or cause to be issued Notes represented by fully registered physical certificates (“Certificated Notes”) upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if DTC notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Registrar, acting on direct or indirect instructions of any beneficial owner of an interest in a Global Note, after an event of default entitling the holder to accelerate the stated maturity of the Global Note has occurred and is continuing, or, if DTC does not promptly make that request, then any beneficial owner of an interest in such Global Note shall be entitled to make such request with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Certificated Notes.

Upon any such issuance pursuant to the preceding paragraph of Certificated Notes in exchange for all the Notes represented by the Global Notes, (i) Québec shall promptly make available to the Registrar a reasonable supply of Certificated Notes in blank form to proceed with such issuance, (ii) DTC shall cause the Global Notes to be delivered to the Registrar and provide the Registrar with the necessary registration information for such Certificated Notes, (iii) the Registrar shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Global Notes to be exchanged for such Certificated Notes, (iv) the Registrar shall cancel the Global Notes and, in the case of a partial exchange, issue and deliver to or to the order of DTC new Global Notes equal to the unexchanged portion of any such Global Notes partially exchanged for Certificated Notes and (v) the Registrar shall reduce accordingly the holdings of Cede & Co. on the register held by the Registrar. The Registrar shall have at least 30 days from the date of its receipt of Certificated Notes and registration information to authenticate and deliver such Certificated Notes. Such Certificated Notes shall be registered in such names and in such denominations as DTC, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by the Global Notes shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Notes and shall be so exchanged without charge to the Registrar, DTC or the transferee. On or after any such exchange, the Registrar shall direct all payments in respect of such Certificated Notes to the registered holders thereof, including when such exchange occurred after the record date for any payment and prior to the date of such payment.

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

If and for so long as the Notes are admitted to the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange, and the rules of the London Stock Exchange so require, Québec will appoint and maintain a paying agent and transfer agent in London. Québec undertakes to maintain a paying agent that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive. A publication will be made in accordance with “Notices” below describing how payments on Certificated Notes will be made.

Modification

The Fiscal Agency Agreement and the Notes may be amended by Québec and the Registrar without notice to, or the consent of, the holder of any Note, for the purpose of (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provisions contained therein, (iii) effecting the issue of further notes as described below under “Further Issue”, or (iv) in any other manner which Québec and the Registrar, acting on the advice of counsel, may deem necessary or desirable and which will not be inconsistent with the Fiscal Agency Agreement or the Notes and which, in the reasonable opinion of Québec and the Registrar, will not adversely affect the interests of the holders of Notes.

The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution (as defined below), the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes may, without the consent of the holder of each such Note affected thereby: (a) change the stated maturity or interest payment date(s) of any such Note; (b) reduce the principal amount of or rate of interest on any such Note; (c) change the currency of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (e) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (f) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default.

The term “Extraordinary Resolution” is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of holders of Notes by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing at least a majority in principal amount of the Notes at the time outstanding, or at any adjourned meeting called by Québec or the Registrar, two or more persons being or representing holders of Notes whatever the principal amount of the Notes so held or represented.

Governing Law

The Fiscal Agency Agreement and the Notes shall be construed in accordance with, and governed by, the laws of Québec and the laws of Canada applicable therein.

Québec will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the Fiscal Agency Agreement and the Notes.

Events of Default

In the event that (a) Québec shall default in the payment of the principal of, interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, interest or additional amounts, if any, on, any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec at Ministère des Finances, c/o Direction générale des opérations bancaires et financières, 8, rue Cook, 2e étage, Québec, Québec, G1R 0A4, Canada, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Further Issue

Québec may from time to time without the consent of the holders of the Notes create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon), and such further notes shall be consolidated and form a single series with the Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of, and subject to, an agreement supplemental to the Fiscal Agency Agreement.

Prescription

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.